Exhibit 4.19

KPMG

KPMG LLP
Chartered Accountants
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada

Telephone (604) 691-3000
Fax (604) 691-3031
Internet www.kpmg.ca

November 8, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen

We were previously principal accountants for Tanzanian Royalty Exploration Corporation (the "Company") and, under the date of November 16, 2012, we reported on the consolidated financial statements of the Company as of August 31, 2012, August 31, 2011 and September 1, 2010 and for the years ended August 31, 2012 and August 31, 2011. On December 20, 2012, we were dismissed.

We have read the Company's statements included under Item 16F of its Form 20-F dated November 8, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that (1) the change was approved by the audit committee and (2) Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours

/s/ KPMG LLP

Chartered Accountants